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                                                                    Exhibit 2.1


















                              AGREEMENT AND PLAN OF MERGER

                                        between

                                      VIACOM INC.

                                          and

                         BLOCKBUSTER ENTERTAINMENT CORPORATION


                              Dated as of January 7, 1994

























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                                 TABLE OF CONTENTS


                                                                    Page


                                     ARTICLE I

                                     THE MERGER

           1.01  The Merger....................................      2
           1.02  Closing.......................................      2
           1.03  Effective Time................................      2
           1.04  Effect of the Merger..........................      2
           1.05  Certificate of Incorporation; By-Laws.........      3


                                     ARTICLE II

                 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

           2.01  Conversion of Securities......................      3
           2.02  Exchange of Certificates and Cash.............      4
           2.03  Stock Transfer Books..........................      7
           2.04  Stock Options.................................      7
           2.05  Dissenting Shares.............................      8


                                    ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF BLOCKBUSTER

           3.01  Organization and Qualification;
                   Subsidiaries................................      9
           3.02  Certificate of Incorporation and By-Laws......     10
           3.03  Capitalization................................     10
           3.04  Authority Relative to this Agreement..........     11
           3.05  No Conflict; Required Filings and Consents....     12
           3.06  Compliance....................................     13
           3.07  SEC Filings; Financial Statements.............     14
           3.08  Absence of Certain Changes or Events..........     15
           3.09  Absence of Litigation.........................     16
           3.10  Employee Benefit Plans........................     17
           3.11  Trademarks, Patents and Copyrights............     17
           3.12  Taxes.........................................     18
           3.13  Opinion of Financial Advisor..................     19




                                        (i)











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           3.14  Vote Required.................................     19
           3.15  Brokers.......................................     19


                                     ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF VIACOM

           4.01  Organization and Qualification;
                   Subsidiaries................................     20
           4.02  Certificate of Incorporation and By-Laws......     20
           4.03  Capitalization................................     21
           4.04  Authority Relative to this Agreement..........     22
           4.05  No Conflict; Required Filings and Consents....     23
           4.06  Compliance....................................     24
           4.07  SEC Filings; Financial Statements.............     25
           4.08  Absence of Certain Changes or Events..........     26
           4.09  Absence of Litigation.........................     27
           4.10  Employee Benefit Plans........................     27
           4.11  Trademarks, Patents and Copyrights............     28
           4.12  Taxes.........................................     29
           4.13  Opinion of Financial Advisor..................     30
           4.14  Vote Required.................................     30
           4.15  Brokers.......................................     30


                                     ARTICLE V

                      CONDUCT OF BUSINESSES PENDING THE MERGER

           5.01  Conduct of Respective Businesses by
                   Blockbuster and Viacom Pending the Merger....    30


                                     ARTICLE VI

                                ADDITIONAL COVENANTS

           6.01  Access to Information; Confidentiality........     33
           6.02  Directors' and Officers' Indemnification
                   and Insurance...............................     34


                                        (ii)











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           6.03  Notification of Certain Matters...............     36
           6.04  Tax Treatment.................................     36
           6.05  Registration Statement; Joint Proxy
                   Statement...................................     36
           6.06  Stockholders' Meetings........................     38
           6.07  Letters of Accountants........................     39
           6.08  [Intentionally Deleted].......................     39
           6.09  Further Action; Reasonable Best Efforts.......     39
           6.10  Debt Instruments..............................     40
           6.11  Public Announcements..........................     40
           6.12  Listing of Shares of Viacom
                   Common Stock and VCRs.......................     40
           6.13  Affiliates of Blockbuster.....................     40
           6.14  Conveyance Taxes..............................     40
           6.15  Assumption of Debt and Leases.................     42
           6.16  Transactions with Significant Stockholder
                   After the Effective Time....................     42


                                    ARTICLE VII

                                 CLOSING CONDITIONS

           7.01  Conditions to Obligations of Each
                   Party to Effect the Merger..................     43
           7.02  Additional Conditions to Obligations
                   of Viacom..................................      44
           7.03  Additional Conditions to Obligations
                   of Blockbuster.............................      45


                                    ARTICLE VIII

                         TERMINATION, AMENDMENT AND WAIVER

           8.01  Termination...................................     46
           8.02  Effect of Termination.........................     49
           8.03  Amendment.....................................     49
           8.04  Waiver........................................     49
           8.05  Fees, Expenses and Other Payments.............     49


                                     ARTICLE IX

                                 GENERAL PROVISIONS

           9.01  Effectiveness of Representations,
                   Warranties and Agreements...................     50
          9.02   Notices.......................................     51

                                       (iii)












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           9.03  Certain Definitions...........................     52
           9.04  Headings......................................     53
           9.05   Severability..................................    53
           9.06  Entire Agreement..............................     54
           9.07  Assignment....................................     54
           9.08  Parties in Interest...........................     54
           9.09  Governing Law.................................     54
           9.10  Counterparts..................................     54

          ANNEX A            VCRs Term Sheet

          EXHIBIT 6.13       Form of Affiliate Letter






















                                        (iv)













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                   AGREEMENT AND PLAN OF MERGER, dated as of January 7,
          1994 (this "Agreement"), between VIACOM INC., a Delaware corporation ("Viacom"), and BLOCKBUSTER ENTERTAINMENT
          CORPORATION, a Delaware corporation ("Blockbuster").

                                W I T N E S S E T H:

                   WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Blockbuster and Viacom will enter into a business combination transaction pursuant to which Blockbuster will merge with and into Viacom (the "Merger");

                   WHEREAS, the Board of Directors of Blockbuster has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Blockbuster and is fair to, and in the best interests of, Blockbuster and the holders of Blockbuster Common Stock (as defined in Section 2.01(a)) and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger by the stockholders of Blockbuster;

                   WHEREAS, the Board of Directors of Viacom has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Viacom and is fair to, and in the best interests of, Viacom and its stockholders and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger by the holders of the Class A Common Stock, par value $.01 per share, of Viacom (the "Viacom Class A Common Stock");

                   WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

                   WHEREAS, concurrently with the execution of this Agreement and as an inducement to Blockbuster to enter into this Agreement, National Amusements, Inc., a Maryland corporation and the majority stockholder of Viacom ("Parent"), and Blockbuster have entered into a Voting Agreement (the "Parent Voting Agreement") pursuant to which Parent shall, among other things, vote its shares of Viacom Class A Common Stock (as defined in Section 2.01(a)) in favor of the Merger and the other transactions contemplated by this Agreement;




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                   NOW, THEREFORE, in consideration of the foregoing and
          the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                     ARTICLE I

                                     THE MERGER

                   SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.03), Blockbuster shall be merged with and into Viacom. As a result of the Merger, the separate corporate existence of Blockbuster shall cease and Viacom shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                   SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01 and subject to the satisfaction or waiver of the conditions set forth in
          Article VII, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VII at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

                   SECTION 1.03. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time").

                   SECTION 1.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Viacom and Blockbuster shall vest in the Surviving Corporation, and all debts, liabilities and duties




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          of Viacom and Blockbuster shall become the debts, liabilities and duties of the Surviving Corporation.

                   SECTION 1.05. Certificate of Incorporation; By-Laws. At the Effective Time the Certificate of Incorporation and the By-Laws of Viacom, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation.


                                     ARTICLE II

                 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                   SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Viacom, Blockbuster or the holders of any of the following securities:

                   (a) Each share of common stock, par value $.10 per share, of Blockbuster ("Blockbuster Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Blockbuster Common Stock to be canceled pursuant to Section 2.01(b) and any Dissenting Shares (if applicable and as defined in Section 2.05)), shall be converted, subject to Section 2.02(d), into the right to receive (x) .08 of one share of Viacom Class A Common Stock (the "Class A Exchange Ratio"), (y) .60615 of one share of Class B Common Stock, par value $.01 per share ("Viacom Class B Common Stock", and together with the Viacom Class A Common Stock, the "Viacom Common Stock"), of Viacom (the "Class B Exchange Ratio") and (z) up to an additional .13829 of one share of Viacom Class B Common Stock, with such amount to be determined in accordance with, and the right to receive such shares to be evidenced
              by, one  variable  common   right (a "VCR")  issued  by
              Viacom having the principal terms described in Annex A (the "VCR Exchange Ratio"; together with the Class A and Class B Exchange Ratios, the "Exchange Ratios"); provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Viacom Common Stock or Blockbuster Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratios shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split,





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              combination or exchange of shares.  All such shares of
              Blockbuster Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.02, certificates evidencing (i) such number of whole shares of Viacom Common Stock into which such Blockbuster Common Stock was converted in accordance with the Class A and Class B Exchange Ratios and (ii) such number of VCRs into which such Blockbuster Common Stock was converted in accordance with the VCR Exchange Ratio. The holders of such certificates previously evidencing such shares of Blockbuster Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Blockbuster Common Stock except as otherwise provided herein or by law. No fractional share of Viacom Common Stock shall be issued; and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(d).

                   (b) Each share of Blockbuster Common Stock held in the treasury of Blockbuster and each share of Blockbuster Common Stock owned by Viacom or any direct or indirect wholly owned subsidiary of Viacom or of Blockbuster immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                   SECTION 2.02. Exchange of Certificates and Cash. (a) Exchange Agent. Viacom shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Viacom, which shall be reasonably satisfactory to Blockbuster (the "Exchange Agent"), for the benefit of the holders of shares of Blockbuster Common Stock (other than Dissenting Shares, if applicable), for exchange in accordance with this Article II, through the Exchange Agent, at the Effective Time, (i) certificates evidencing the shares of Viacom Common Stock and the VCRs issuable pursuant to
          Section 2.01 in exchange for outstanding shares of Blockbuster Common Stock and (ii) upon the request of the Exchange Agent, cash in an amount sufficient to make any cash payment due under
          Section 2.02(d) (such certificates for shares of Viacom Common Stock, together with any dividends or distributions with respect thereto, the VCRs and cash being hereafter collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Viacom Common Stock and VCRs




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          contemplated to be issued pursuant to Section 2.01 out of the
          Exchange Fund to holders of shares of Blockbuster Common Stock. Except as contemplated by Section 2.02(d) hereof, the Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of Viacom.

                   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Viacom will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Blockbuster Common Stock (other than Dissenting Shares, if applicable) (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Viacom may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Viacom Common Stock and the VCRs and cash (if any). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Viacom Common Stock and VCRs that such holder has the right to receive in accordance with the Exchange Ratios in respect of the shares of Blockbuster Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and (C) cash in lieu of fractional shares of Viacom Common Stock to which such holder is entitled pursuant to Section 2.02(d) (the shares of Viacom Common Stock, the VCRs and the dividends, distributions and cash described in clauses (A), (B) and (C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Blockbuster Common Stock that is not registered in the transfer records of Blockbuster, shares of Viacom Common Stock and VCRs may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Blockbuster Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be


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          deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger
          Consideration.

                   (c) Distributions with Respect to Unexchanged Shares of Viacom Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Viacom Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Viacom Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate.

                   (d) Fractional Shares. No fraction of a share of Viacom Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Blockbuster Common Stock upon surrender of a Certificate for exchange pursuant to this Section 2.02 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the American Stock Exchange ("AMEX") of Viacom Class A Common Stock or Viacom Class B Common Stock, as the case may be, on the date of the Effective Time (or, if shares of Viacom Class A Common Stock or Viacom Class B Common Stock, as the case may be, do not trade on the AMEX on such date, the first date of trading of such Viacom Common Stock on the AMEX after the Effective
          Time) by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Blockbuster Common Stock then held of record by such holder).

                   (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Blockbuster Common Stock for six months after the Effective Time shall be delivered to Viacom, upon demand, and any holders of Blockbuster Common Stock who have not theretofore complied with this Article II shall thereafter look only to Viacom for the Merger Consideration to which they are entitled pursuant to this Article II.

                   (f) No Liability. Neither Viacom nor Blockbuster shall be liable to any holder of shares of Blockbuster Common Stock for any such shares of Viacom Common Stock (or dividends or distributions with respect thereto) or VCRs from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                   (g) Withholding Rights. Viacom or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to

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          any holder of shares of Blockbuster Common Stock such amounts as Viacom or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Viacom or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Blockbuster Common Stock in respect of which such deduction and withholding was made by Viacom or the Exchange Agent.

                   SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of Blockbuster shall be closed, and there shall be no further registration of transfers of shares of Blockbuster Common Stock thereafter on the records of Blockbuster. On or after the Effective Time, any Certificates presented to the Exchange Agent or Viacom for any reason shall be converted into the Merger Consideration.

                   SECTION 2.04. Stock Options. At the Effective Time, Blockbuster's obligations with respect to each outstanding
          Blockbuster Stock Option (as defined in Section 3.03) to purchase shares of Blockbuster Common Stock, as amended in the manner described in the following sentence, shall be assumed by Viacom. The Blockbuster Stock Options so assumed by Viacom shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements pursuant to which such Blockbuster Stock Options were issued as in effect immediately prior to the Effective
          Time, except that each such Blockbuster Stock Option shall be exercisable for (A) that number of whole shares of (i) Viacom
          Class A Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster
          Stock Option immediately prior to the Effective Time multiplied by the Class A Exchange Ratio and rounded up to the nearest whole number of shares of Viacom Class A Common Stock and (ii)
          Viacom Class B Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster Stock Option immediately prior to the Effective
          Time multiplied by the Class B Exchange Ratio and rounded up to the nearest whole number of shares of Viacom Class B Common
          Stock and (B) that number of VCRs equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster Stock Option immediately prior to the Effective
          Time multiplied by the VCR Exchange Ratio. Each warrant held by employees or directors of Blockbuster shall be converted into a Viacom warrant on the same terms and conditions except that each such warrant shall be exercisable for (A) that number of whole shares of (i) Viacom Class A Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the Class A Exchange Ratio and rounded up to the nearest whole number of shares of Viacom Class A Common Stock and (ii) Viacom
          Class B Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the Class B Exchange Ratio and rounded up to the nearest whole number of shares of Viacom Class B Common Stock and (B) that number of VCRs equal to the product of the number of shares of Blockbuster Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the VCR Exchange Ratio. Viacom shall (i) reserve for issuance the number of shares of Viacom Common Stock that will become issuable upon the exercise of such Blockbuster Stock Options pursuant to this Section 2.04

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          and (ii) promptly after the Effective Time issue to each holder of an outstanding Blockbuster Stock Option a document evidencing the assumption by Viacom of Blockbuster's obligations with respect thereto under this Section 2.04.
          Nothing in this Section 2.04 shall affect the schedule of vesting with respect to the Blockbuster Stock Options to be assumed by Viacom as provided in this Section 2.04; provided, however, that Blockbuster and Viacom shall use their best efforts to secure from each of the executives previously identified by mutual agreement of Blockbuster and Viacom (the "Designated Executives"), as promptly as practicable following the execution of this Agreement, a waiver of (i) the accelerated vesting of Blockbuster Stock Options held by such Designated Executive (such waiver to lapse (and vesting of such Blockbuster Stock Option to occur if such option has not already vested in accordance with the applicable vesting schedule) upon the termination of such Designated Executive's employment with Blockbuster or Viacom for any reason) and (ii) the triggering of the right of such Designated Executive to cause Blockbuster to acquire his Blockbuster Stock Options for cash, in each case resulting from the execution of this Agreement and the transactions contemplated hereby, in consideration for Blockbuster entering into an employment agreement acceptable to Blockbuster and Viacom with such Designated Executive. In addition to the adjustment provided by Section 2.04, effective as of the Effective Time, the terms of each Blockbuster Stock Option held by a Blockbuster employee who as of the date hereof is not subject to the reporting requirements of Section 16(a) of the Exchange Act, and, subject, at Blockbuster's discretion, to any stockholder approvals it determines are necessary, any non employee director, shall be amended to provide that, if such Blockbuster employee's employment is terminated without cause, or such directorship shall cease, such Blockbuster Stock Option shall not expire prior to the second anniversary of the Effective Time; provided, however, that in no event shall the maximum term of such Blockbuster Stock Option be extended.

                   SECTION 2.05. Dissenting Shares. (a) If provided for under Delaware Law, notwithstanding any other provision of this Agreement to the contrary, shares of Blockbuster Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Blockbuster Common Stock held by them in accordance with the provisions of such

          Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Blockbuster Common Stock under such
          Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in
          Section 2.02, of the certificate or certificates that formerly evidenced such shares of Blockbuster Common Stock.

                   (b) Blockbuster shall give Viacom (i) prompt notice of any demands for appraisal received by Blockbuster, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Blockbuster and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Blockbuster shall not, except with the prior written consent of Viacom, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


                                    ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF BLOCKBUSTER

                   Blockbuster hereby represents and warrants to Viacom that:

                   SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Each of Blockbuster and each Material Blockbuster Subsidiary (as defined below) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect (as defined below). Blockbuster and each Material Blockbuster Subsidiary are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. The term "Blockbuster Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of Blockbuster and the Blockbuster Subsidiaries, taken as a whole; provided that from and after the date on which the issuance and sale of shares of Viacom Class B Common Stock contemplated by the Subscription Agreement (the "Subscription Agreement") dated as of the date of this Agreement between Viacom and Blockbuster is consummated (the "Subscription Date"), the term "Blockbuster Material Adverse Effect", for purposes of Article III and Section 7.02(a) only, shall be changed to mean any change or effect that is or would be materially adverse to the financial condition of Blockbuster and the Blockbuster Subsidiaries, taken as a whole, excluding any changes or effects caused by changes in general economic conditions or changes generally affecting Blockbuster's industry..

                   (b) Each subsidiary of Blockbuster (a "Blockbuster Subsidiary") that constitutes a Significant Subsidiary of Blockbuster within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC") is referred to herein as a "Material Blockbuster Subsidiary".

                   SECTION 3.02. Certificate of Incorporation and By-Laws. Blockbuster has heretofore made available to Viacom a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of Blockbuster and each Material Blockbuster Subsidiary. Such Certificates of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither Blockbuster nor any Material Blockbuster Subsidiary is in violation of any provision of its Certificate of Incorporation, By-Laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

                   SECTION 3.03. Capitalization. The authorized capital stock of Blockbuster consists of 300,000,000 shares of Blockbuster Common Stock and 500,000 shares of Preferred Stock, par value $1.00 per share ("Blockbuster Preferred Stock"). As of December 31, 1993, (i) 247,487,375 shares of Blockbuster Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares were held in the treasury of Blockbuster, (iii) 11,425,584 shares were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to Blockbuster's 1987 Stock Option Plan, as amended, 1989

          Stock Option Plan, as amended, 1990 Stock Option Plan, as amended, 1991 Employee Director Stock Option Plan, 1991 Non-Employee Director Stock Option Plan and any other employee stock option plan or program (any employee or director stock option issued under any such plan being a "Blockbuster Stock Option") and (iv) 7,138,859 shares were reserved for future issuance pursuant to the terms of outstanding warrants to purchase shares of Blockbuster Common Stock. As of the date hereof, no shares of Blockbuster Preferred Stock are issued and outstanding. Except as set forth in Section 3.03 of the Disclosure Schedule previously delivered by Blockbuster to Viacom (the "Blockbuster Disclosure Schedule"), or except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Blockbuster or any Material Blockbuster Subsidiary or obligating Blockbuster or any Material Blockbuster Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Blockbuster or any Material Blockbuster Subsidiary. All shares of Blockbuster Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in
          Section 3.03 of the Blockbuster Disclosure Schedule, there are no material outstanding contractual obligations of Blockbuster or any Blockbuster Subsidiary to repurchase, redeem or otherwise acquire any shares of Blockbuster Common Stock or any capital stock of any Material Blockbuster Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Blockbuster Subsidiary or any other person. Each outstanding share of capital stock of each Material Blockbuster Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Blockbuster or another Blockbuster Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Blockbuster's or such other Blockbuster Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                   SECTION 3.04. Authority Relative to this Agreement. Blockbuster has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Blockbuster and the consummation by Blockbuster of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Blockbuster are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Blockbuster Common Stock and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Blockbuster and, assuming the due authorization, execution and delivery by Viacom, constitutes a legal, valid and binding obligation of Blockbuster, enforceable against Blockbuster in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Blockbuster has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of Delaware Law and
          Article 6 of Blockbuster's Certificate of Incorporation will not apply with respect to or as a result of the transactions contemplated herein or related hereto.

                   SECTION 3.05. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.05 of the Blockbuster Disclosure Schedule, the execution and delivery of this Agreement by Blockbuster do not, and the performance of the transactions contemplated herein by Blockbuster will not,
          (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Blockbuster or any Material Blockbuster Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Blockbuster or any Blockbuster Subsidiary or by which any property or asset of Blockbuster or any Blockbuster Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Blockbuster or any Blockbuster Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Blockbuster or any Blockbuster Subsidiary is a party or by which Blockbuster or any Blockbuster Subsidiary or any property or asset of Blockbuster or any Blockbuster Subsidiary is bound or affected, except, in the case of clauses (ii) and
          (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Blockbuster from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

                   (b) The execution and delivery of this Agreement by Blockbuster do not, and the performance of this Agreement by Blockbuster will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (C) applicable requirements of the Investment Canada Act of 1985 and the Competition Act (Canada), (D) filing and recordation of appropriate merger documents as required by Delaware Law and
          (E) any non-United States competition, antitrust and investment laws and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Blockbuster from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

                   SECTION 3.06.  Compliance.  Except as set forth in
          Section 3.06 of the Blockbuster Disclosure Schedule, neither Blockbuster nor any Blockbuster Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree (including, without limitation, laws, rules and regulations relating to franchises) applicable to Blockbuster or any Blockbuster Subsidiary or by which any property or asset of Blockbuster or any Blockbuster Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Blockbuster or any Blockbuster Subsidiary is a party or by which Blockbuster or any Blockbuster Subsidiary or any property or asset of Blockbuster or any Blockbuster Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

                   SECTION 3.07. SEC Filings; Financial Statements. (a) Blockbuster has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1990 and has heretofore made available to Viacom, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the years ended December 31, 1990, 1991 and 1992, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 30, 1993, June 30, 1993 and September 30, 1993, (iii) all proxy statements relating to Blockbuster's meetings of stockholders (whether annual or special) held since January 1, 1991 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by Blockbuster with the SEC since December 31, 1990 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Blockbuster SEC Reports"). The Blockbuster SEC Reports and any forms, reports and other documents filed by Blockbuster with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and
          (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading. No Material Blockbuster Subsidiary, except for Spelling Entertainment Group Inc., a Florida corporation ("Spelling"), is required to file any form, report or other document with the SEC.

                   (b) Spelling has filed all forms, reports and documents required to be filed by it with the SEC since
          June 30, 1992 and Blockbuster has heretofore made available to Viacom, in the form filed with the SEC (excluding any exhibits thereto), (i) Spelling's Quarterly Reports on Form 10-Q for the periods ended June 30, 1993 and September 30, 1993,
          (ii) all proxy statements relating to Spelling's meetings of stockholders (whether annual or special) held since May 1, 1993 and (iii) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by Spelling with the SEC since May 1, 1992 (the forms, reports and other documents referred to in clauses
          (i), (ii) and (iii) above being referred to herein, collectively, as the "Spelling SEC Reports"). The Spelling SEC Reports and any forms, reports and other documents filed by Spelling with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                   (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Blockbuster SEC Reports and Spelling SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and cash flows of Blockbuster and the consolidated Blockbuster Subsidiaries or Spelling and its subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

                   (d) Except as set forth in Section 3.07 of the Blockbuster Disclosure Schedule or except as and to the extent set forth in the Blockbuster SEC Reports filed with the SEC prior to the date of this Agreement, Blockbuster and the Blockbuster Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

                   SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1992, except as set forth in Section 3.08 of the Blockbuster Disclosure Schedule, contemplated by this Agreement or disclosed in any Blockbuster SEC Report filed since December 31, 1992 and prior to the date of this Agreement, Blockbuster and the Blockbuster Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1992, there has not been (i) any Blockbuster Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of Blockbuster or any Blockbuster Subsidiary and having, individually or in the aggregate, a Blockbuster Material Adverse Effect, (iii) any change by Blockbuster in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Blockbuster or any Blockbuster Subsidiary or any redemption, purchase or other acquisition of any of their respective securities other than (A) regular quarterly dividends on the shares of Blockbuster Common Stock not in excess of $0.025 per share, (B) regular quarterly dividends on the shares of the common stock of Spelling not in excess of $.020 per share, (C) dividends by a Blockbuster Subsidiary to Blockbuster and (D) to fund pre-established dividend reinvestment plans or (v) other than as set forth in Section 3.03 and pursuant to the plans, programs or arrangements referred to in Section 3.10 and other than in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Blockbuster or any Blockbuster Subsidiary.

                   SECTION 3.09. Absence of Litigation. Except as set forth in Section 3.09 of the Blockbuster Disclosure Schedule or except as disclosed in the Blockbuster SEC Reports filed with the SEC prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of Blockbuster, threatened against Blockbuster or any Blockbuster Subsidiary, or any property or asset of Blockbuster or any Blockbuster Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which, individually or in the aggregate, would have a Blockbuster Material Adverse Effect. Except as disclosed in the Blockbuster SEC Reports filed with the SEC prior to the date of this Agreement, neither Blockbuster nor any Blockbuster Subsidiary nor any property or asset of Blockbuster or any Blockbuster Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award which would have, individually or in the aggregate, a Blockbuster Material Adverse Effect.











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







                   SECTION 3.10. Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained or contributed to by Blockbuster or any Blockbuster Subsidiary for the benefit of any current or former employee, officer or director of Blockbuster or any Blockbuster Subsidiary (the "Blockbuster Plans"), except as set forth in
          Section 3.10 of the Blockbuster Disclosure Schedule or the Blockbuster SEC Reports and except as would not, individually or in the aggregate, have a Blockbuster Material Adverse
          Effect: (i) each Blockbuster Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Blockbuster Plan; (ii) each Blockbuster Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) neither Blockbuster nor any Blockbuster Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with the termination of, or withdrawal from, any Blockbuster Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability; and (iv) Blockbuster and the Blockbuster Subsidiaries have not incurred any liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act ("WARN"), and no fact or event exists that could give rise to liability under such act. Except as set forth in Section 3.10 of the Blockbuster Disclosure Schedule, none of the Blockbuster Plans currently maintained by or contributed to by Blockbuster nor any Plan maintained by any entity that together with Blockbuster or the Blockbuster Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (a "Blockbuster Affiliate Plan") is subject to Title IV of ERISA. No Blockbuster Plan or Blockbuster Affiliate Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived as of the most recently completed plan year of such plan.

                   SECTION 3.11. Trademarks, Patents and Copyrights. Blockbuster and the Blockbuster Subsidiaries own, or possess adequate licenses or other valid rights to use, all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, service marks, know-how and other proprietary rights and information used in connection with the business of Blockbuster and the Blockbuster Subsidiaries as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Blockbuster Material Adverse Effect. To the best knowledge of Blockbuster, the conduct of the business of Blockbuster and the Blockbuster Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a Blockbuster Material Adverse Effect.

                   SECTION 3.12.  Taxes.  Except as set forth in Section
          3.12 of the Disclosure Schedule, Blockbuster and the Blockbuster Subsidiaries have timely filed all federal, state, local and foreign tax returns and reports required to be filed by them through the date hereof and shall timely file all returns and reports required on or before the Effective Time, except for such returns and reports the failure of which to file timely would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. Such reports and returns are and will be true, correct and complete, except for such failures to be true, correct and complete as would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. Blockbuster and the Blockbuster Subsidiaries have paid and discharged all federal, state, local and foreign taxes due from them, other than such taxes that are being contested in good faith by appropriate proceedings and are adequately reserved as shown in the audited consolidated balance sheet of Blockbuster dated December 31, 1992 (the "Blockbuster 1992 Balance Sheet") and its most recent quarterly financial statements, except for such failures to so pay and discharge which would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of Blockbuster, threatening to assert against Blockbuster or any Blockbuster Subsidiary any deficiency or material claim for additional taxes or interest thereon or penalties in connection therewith which, if such deficiencies or claims were finally resolved against Blockbuster and the Blockbuster Subsidiaries would, individually or in the aggregate, have a Blockbuster Material Adverse Effect. The accruals and reserves for taxes (including interest and penalties, if any, thereon) reflected in the Blockbuster 1992 Balance Sheet and the most recent quarterly financial statements are adequate in accordance with generally accepted accounting principles, except where the failure to be adequate would not have a Blockbuster Material Adverse Effect. Blockbuster and the Blockbuster Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over or to be so holding for payment which would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. There are no material liens for taxes upon the assets of Blockbuster or the Blockbuster Subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings. Neither Blockbuster nor any Blockbuster Subsidiary has agreed to or is required to make any adjustment under Section 481(a) of the Code. Neither Blockbuster nor any Blockbuster Subsidiary has made an election under Section 341(f) of the Code. For purposes of this Section 3.12, where a determination of whether a failure by Blockbuster or a Blockbuster Subsidiary to comply with the representations herein has a Blockbuster Material Adverse Effect is necessary, such determination shall be made on an aggregate basis with all other failures within this Section 3.12.

                   SECTION 3.13.  Opinion of Financial Advisor.
          Blockbuster has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), dated January 7, 1994, to the effect that, as of such date, the Exhange Ratios, taken as a whole, are fair to the stockholders of Blockbuster from a financial point of view, a copy of which opinion has been delivered to Viacom.

                   SECTION 3.14. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Blockbuster Common Stock is the only vote of the holders of any class or series of Blockbuster capital stock necessary to approve the Merger.

                   SECTION 3.15. Brokers. No broker, finder or investment banker (other than Merrill Lynch) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Blockbuster. Blockbuster has heretofore furnished to Viacom a complete and correct copy of all agreements between Blockbuster and Merrill Lynch pursuant to which such firm would be entitled to any payment relating to the transactions contemplated herein.













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                                     ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF VIACOM

                   Viacom hereby represents and warrants to Blockbuster that:

                   SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Each of Viacom and each Material Viacom Subsidiary (as defined below) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Viacom Material Adverse Effect (as defined below). Viacom and each Material Viacom Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Viacom Material Adverse Effect. The term "Viacom Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of Viacom and the Viacom Subsidiaries, taken as a whole; provided that from and after the Subscription Date, the term "Viacom Material Adverse Effect", for purposes of Article IV and Section 7.03(a) only, shall be changed to mean any change or effect that is or would be materially adverse to the financial condition of Viacom and the Viacom Subsidiaries, taken as a whole, excluding any changes or effects caused by changes in general economic conditions or changes generally affecting Viacom's industry.

                   (b) Each subsidiary of Viacom (a "Viacom Subsidiary") that constitutes a Significant Subsidiary of Viacom within the meaning of Rule 1-02 of Regulation S-X of the SEC is referred to herein as a "Material Viacom Subsidiary".

                   SECTION 4.02. Certificate of Incorporation and By-Laws. Viacom has heretofore made available to Blockbuster












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          a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of Viacom and each Material Viacom Subsidiary. Such Certificates of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither Viacom nor any Material Viacom Subsidiary is in violation of any provision of its Certificate of Incorporation, By-Laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Viacom Material Adverse Effect.

                   SECTION 4.03. Capitalization. The authorized capital stock of Viacom consists of 100,000,000 shares of Viacom
          Class A Common Stock, 150,000,000 shares of Viacom Class B Common Stock and 100,000,000 shares of Preferred Stock, par value $.01 per share ("Viacom Preferred Stock"), of which 24,000,000 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock") and 24,000,000 shares have been designated Series B Preferred Stock (the "Series B Preferred Stock"). As of November 30, 1993, (i) 53,449,125 shares of Viacom Class A Common Stock and 67,345,982 shares of Viacom Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares were held in the treasury of Viacom, (iii) no shares were held by the Viacom Subsidiaries, and (iv) 224,610 shares of Viacom Class A Common Stock and 3,760,297 shares of Viacom Class B Common Stock were reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to Viacom's 1989 Long-Term Management
          Incentive Plan, the Viacom Inc. Stock Option Plan for Outside Directors and any other employee stock option plan or program. Since December 1, 1993 to the date of this Agreement, stock options were granted pursuant to which no shares of Viacom Class A Common Stock and no shares of Viacom Class B Common Stock are subject to issuance. As of the date hereof, 24,000,000 shares of Viacom Series A Preferred Stock and 24,000,000 shares of Viacom Series B Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 and as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Viacom or any Material Viacom Subsidiary or obligating Viacom or any Material Viacom Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Viacom or any Material Viacom Subsidiary, except for (i) options granted since November 30, 1993 in the ordinary course consistent with past practice, (ii) the reservation of 8,570,400 shares of Class B Common












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





          Stock for issuance upon conversion of shares of Viacom Series A Preferred Stock and (iii) the reservation of 17,140,800 shares of Class B Common Stock for issuance upon conversion of shares of Series B Preferred Stock. All shares of Viacom Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section
          4.03 of the Disclosure Schedule previously delivered by Viacom to Blockbuster (the "Viacom Disclosure Schedule"), there are no material outstanding contractual obligations of Viacom or any Viacom Subsidiary to repurchase, redeem or otherwise acquire any shares of Viacom Common Stock or any capital stock of any Material Viacom Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Viacom Subsidiary or any other person. Each outstanding share of capital stock of each Material Viacom Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Viacom or another Viacom Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Viacom's or such other Viacom Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. The VCRs to be issued pursuant to the Merger will be duly and validly authorized by Viacom and, when issued and delivered pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The shares of Viacom Class B Common Stock (if any) issuable pursuant to the terms of the VCRs will be duly authorized, validly issued, fully paid and nonassessable. The VCRs constitute legal, valid and binding obligations of Viacom, enforceable against Viacom in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                   SECTION 4.04. Authority Relative to this Agreement. Viacom has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Viacom and the consummation by Viacom of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action and the Parent Voting Agreement has been approved by the Viacom Board of













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




          Directors for purposes of Section 203 of Delaware Law and no other corporate proceedings on the part of Viacom are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval by the holders of a majority of the then outstanding shares of Viacom Class A Common Stock of (i) this Agreement and the Merger and (ii) to the extent necessary, the amendment to Viacom's Certificate of Incorporation necessary to increase (x) the shares of authorized Viacom Class B Common Stock to a number not less than the number sufficient to consummate the issuance of Shares of Viacom Class B Common Stock contemplated under this Agreement and (y) the size of the Board of Directors of Viacom to a number not less than 12 (collectively, the "Viacom Vote Matter"; and the amendments to Viacom's Certificate of Incorporation described in clauses (x) and (y) being, collectively, the "Viacom Certificate Amendments"), and the filing and recordation of the foregoing amendment to Viacom's Certificate of Incorporation and appropriate merger documents as required by Delaware Law).
          This Agreement has been duly and validly executed and delivered by Viacom and, assuming the due authorization, execution and delivery by Blockbuster, constitutes a legal, valid and binding obligation of Viacom, enforceable against Viacom in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                   SECTION 4.05. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 4.05 of the Viacom Disclosure Schedule, the execution and delivery of this Agreement by Viacom do not, and the performance of the transactions contemplated herein by Viacom will not,
          (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Viacom or any Material Viacom Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Viacom or any Viacom Subsidiary or by which any property or asset of Viacom or any Viacom Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Viacom or any Viacom Subsidiary pursuant










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          to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Viacom or any Viacom Subsidiary is a party or by which Viacom or any Viacom Subsidiary or any property or asset of Viacom or any Viacom Subsidiary is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Viacom from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Viacom Material Adverse Effect.

                   (b) The execution and delivery of this Agreement by Viacom do not, and the performance of this Agreement by Viacom will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state securities or Blue Sky Laws and state takeover laws, (B) the pre-merger notification requirements of the HSR Act, (C) applicable requirements, if any, of the Communications Act, and of state and local governmental authorities, including state and local authorities granting franchises to operate cable systems, (D) applicable requirements of the Investment Canada Act of 1985 and the Competition Act (Canada), (E) filing and recordation of appropriate merger documents and the Viacom Certificate Amendments as required by Delaware Law and (F) any non-United States competition, antitrust and investment laws and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Viacom from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Viacom Material Adverse Effect.

                   SECTION 4.06. Compliance. Neither Viacom nor any Viacom Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Viacom or any Viacom Subsidiary or by which any property or asset of Viacom or any Viacom Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Viacom or any Viacom Subsidiary is a party or by which Viacom or any Viacom Subsidiary or any property or asset of Viacom or any Viacom Subsidiary is bound or affected, except for any












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          such conflicts, defaults or violations that would not,
          individually or in the aggregate, have a Viacom Material
          Adverse Effect.

                   SECTION 4.07. SEC Filings; Financial Statements. (a) Viacom has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1990, and has heretofore made available to Blockbuster, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1990, 1991 and 1992, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993, (iii) all proxy statements relating to Viacom's meetings of stockholders (whether annual or special) held since January 1, 1991 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by Viacom with the SEC since December 31, 1990 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), and (iv) above being referred to herein, collectively, as the "Viacom SEC Reports"). The Viacom SEC Reports and any other forms, reports and other documents filed by Viacom with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Material Viacom Subsidiary (other than Viacom International Inc., a Delaware corporation
          ("Viacom International")) is required to file any form, report or other document with the SEC.

                   (b) Viacom International has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1992 and Viacom has heretofore made available to Blockbuster, in the form filed with the SEC (excluding any exhibits thereto), (i) Viacom International's Annual Report on Form 10-K for the year ended December 31, 1992, (ii) Viacom International's Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993,
          (iii) all proxy statements relating to Viacom International's meetings of stockholders (whether annual or special) held since January 1, 1993 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause










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          (ii) above and preliminary materials) filed by Viacom
          International with the SEC since December 31, 1992 (the forms, reports and other documents referred to in clauses (i), (ii),
          (iii) and (iv) above being referred to herein, collectively, as the "Viacom International SEC Reports"). The Viacom International SEC Reports and any forms, reports and other documents filed by Viacom International with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                   (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Viacom SEC Reports and the Viacom International SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of Viacom and the consolidated Viacom Subsidiaries or Viacom International or the subsidiaries of Viacom International, as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

                   (d) Except as and to the extent set forth in the Viacom SEC Reports filed with the SEC prior to the date of this Agreement, Viacom and the Viacom Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, individually or in the aggregate, have a Viacom Material Adverse Effect.

                   SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 1992, except as contemplated by this Agreement, as set forth in Section 4.08 of the Disclosure Schedule or disclosed in any Viacom SEC Report filed since December 31, 1992 and prior to the date of this Agreement, Viacom and the Viacom Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1992











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          there has not been (i) any Viacom Material Adverse Effect, (ii)
          any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of Viacom or any Viacom Subsidiary and having, individually or in the aggregate, a Viacom Material Adverse Effect, (iii) any change by Viacom in its accounting methods, principles or practices,
          (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Viacom or any Viacom Subsidiary or any redemption, purchase or other acquisition of any of their respective securities other than dividends by a Viacom Subsidiary to Viacom or (v) other than as set forth in Section 4.03 and pursuant to the plans, programs or arrangements referred to in Section 4.10, other than in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Viacom or any Viacom Subsidiary, except for the establishment of the Viacom Inc. Stock Option Plan for Outside Directors and the grant of options to purchase an aggregate of 25,000 shares thereunder.

                   SECTION 4.09. Absence of Litigation. Except as disclosed in the Viacom SEC Reports filed with the SEC prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of Viacom, threatened against Viacom or any Viacom Subsidiary, or any property or asset of Viacom or any Viacom Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which, individually or in the aggregate, would have a Viacom Material Adverse Effect. Except as disclosed in the Viacom SEC Reports filed with the SEC prior to the date of this Agreement, neither Viacom nor any Viacom Subsidiary nor any property or asset of Viacom or any Viacom Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award which would have, individually or in the aggregate, a Viacom Material Adverse Effect.

                   SECTION 4.10. Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained or contributed to by Viacom or any Viacom Subsidiary for the benefit of any current or former employee, officer or director of Viacom or any Viacom Subsidiary (the "Viacom Plans"), except as set forth in Section 4.10 of the








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          Viacom Disclosure Schedule or the Viacom SEC Reports and except as would not, individually or in the aggregate, have a Viacom Material Adverse Effect: (i) none of the Viacom Plans is a multiemployer plan within the meaning of ERISA; (ii) none of the Viacom Plans promises or provides retiree medical or life insurance benefits to any person; (iii) each Viacom Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Viacom Plan; (iv) each Viacom Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (v) neither
          Viacom nor any Viacom Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Viacom Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability; and (vi) Viacom and the Viacom Subsidiaries have not incurred any liability under, and have complied in all respects with, WARN, and no fact or event exists that could give rise to liability under such act. Except as set forth in Section 4.10 of the Viacom Disclosure Schedule or the Viacom SEC Reports, the aggregate accumulated benefit obligations of each Viacom Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Viacom Plan) do not exceed the fair market value of the assets of such Viacom Plan (as of the date of such valuation).

                   SECTION 4.11. Trademarks, Patents and Copyrights. Viacom and the Viacom Subsidiaries own, or possess adequate licenses or other valid rights to use, all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, service marks, know-how and other proprietary rights and information used in connection with the business of Viacom and the Viacom Subsidiaries as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Viacom Material Adverse Effect. To the best knowledge of Viacom, the conduct of the business of Viacom and the Viacom Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that,











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          individually or in the aggregate, would have a Viacom Material
          Adverse Effect.

                   SECTION 4.12.  Taxes.  Viacom and the Viacom
          Subsidiaries have timely filed all federal, state, local and foreign tax returns and reports required to be filed by them through the date hereof and shall timely file all returns and reports required on or before the Effective Time, except for such returns and reports the failure of which to file timely would not, individually or in the aggregate, have a Viacom Material Adverse Effect. Such reports and returns are and will be true, correct and complete, except for such failures to be true, correct and complete as would not, individually or in the aggregate, have a Viacom Material Adverse Effect. Viacom and the Viacom Subsidiaries have paid and discharged all federal, state, local and foreign taxes due from them, other than such taxes that are being contested in good faith by appropriate proceedings and are adequately reserved as shown in the audited consolidated balance sheet of Viacom dated December 31, 1992 (the "Viacom 1992 Balance Sheet") and its most recent quarterly financial statements, except for such failures to so pay and discharge which would not, individually or in the aggregate, have a Viacom Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of Viacom, threatening to assert against Viacom or any Viacom Subsidiary any deficiency or material claim for additional taxes or interest thereon or penalties in connection therewith which, if such deficiencies or claims were finally resolved against Viacom and the Viacom Subsidiaries, would, individually or in the aggregate, have a Viacom Material Adverse Effect. The accruals and reserves for taxes (including interest and penalties, if any, thereon) reflected in the Viacom 1992 Balance Sheet and the most recent quarterly financial statements are adequate in accordance with generally accepted accounting principles, except where the failure to be adequate would not have a Viacom Material Adverse Effect. Viacom and the Viacom Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over or to be so holding for payment which would not, individually or in the aggregate, have a Viacom Material Adverse Effect. There are no material liens for taxes upon the assets of Viacom or the Viacom Subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings. Neither Viacom nor any Viacom Subsidiary has agreed to or is required to make any











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          adjustment under Section 481(a) of the Code.  Neither Viacom nor any Viacom Subsidiary has made an election under Section 341(f) of the Code. For purposes of this Section 4.12, where a determination of whether a failure by Viacom or a Viacom Subsidiary to comply with the representations herein has a Viacom Material Adverse Effect is necessary, such determination shall be made on an aggregate basis with all other failures within this Section 4.12.

                   SECTION 4.13. Opinion of Financial Advisor. Viacom has received the opinion of Smith Barney Shearson Inc. ("Smith Barney"), dated January 6, 1994, to the effect that, as of such date, the Merger is fair to the stockholders of Viacom from a financial point of view, a copy of which opinion has been delivered to Blockbuster.

                   SECTION 4.14. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Viacom Class A Common Stock is the only vote of the holders of any class or series of Viacom capital stock necessary to approve the Viacom Vote Matter.

                   SECTION 4.15. Brokers. No broker, finder or investment banker (other than Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Viacom. Viacom has heretofore furnished to Blockbuster a complete and correct copy of all agreements between Viacom and Smith Barney pursuant to which such firm would be entitled to any payment relating to the transactions contemplated herein.


                                     ARTICLE V

                      CONDUCT OF BUSINESSES PENDING THE MERGER

                   SECTION 5.01. Conduct of Respective Businesses by Blockbuster and Viacom Pending the Merger. Each of Blockbuster and Viacom covenants and agrees that, between the date of this Agreement and the Effective Time, unless the other party shall have consented in writing (such consent not to be unreasonably withheld), the businesses of each of Blockbuster and Viacom and their respective subsidiaries shall, in all material respects, be conducted in, and each of Blockbuster and Viacom and their respective subsidiaries shall not take any material action except in, the ordinary course of business, consistent with past practice; and each of Blockbuster and Viacom shall use its reasonable best efforts to preserve substantially intact its business








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





          organization, to keep available the services of its and its subsidiaries' current officers, employees and consultants and to preserve its and its subsidiaries' relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except (i) as contemplated by this Agreement, (ii) for any actions taken by Viacom relating to the proposed acquisition by Viacom of Paramount Communications Inc., a Delaware corporation ("Paramount"),
          (iii) for any actions taken by Blockbuster in its capacity as the controlling stockholder of Spelling that are necessary due to the applicable fiduciary duties to Spelling and the other stockholders of Spelling, as determined by Blockbuster in good faith after consultation with and based upon the advice of independent legal counsel (who may be Blockbuster's regularly engaged independent legal counsel) or (iv) as set forth on
          Section 5.01 of the Blockbuster Disclosure Schedule or Section
          5.01 of the Viacom Disclosure Schedule, neither Viacom nor Blockbuster nor any of their respective subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of the other (provided that the following restrictions shall not apply to any subsidiaries which Blockbuster or Viacom, as the case may be, do not control):

                   (a) amend or otherwise change the Certificate of Incorporation or By-Laws of Viacom or Blockbuster (except, with respect to Viacom, the Viacom Certificate Amendments);

                   (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of it or any of its subsidiaries, or any options (other than the grant of options in the ordinary course of business consistent with past practice to employees who are not executive officers of Blockbuster or Viacom or the grant of options previously disclosed by Blockbuster to Viacom prior to the date of this Agreement), warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of it or any of its subsidiaries (other than the issuance of shares of capital stock in connection with (A) any dividend reinvestment plan or by any Blockbuster Plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable











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              securities laws, (B) the exercise of options, warrants or
              other similar rights outstanding as of the date of this Agreement and in accordance with the terms of such options, warrants or rights in effect on the date of this Agreement,
              (C) otherwise permitted to be granted pursuant to this Agreement or (D) any acquisition by Blockbuster permitted by paragraph (e)(i) of this Section 5.01) or (ii) any assets of it or any of its subsidiaries, except for sales in the ordinary course of business or which, individually, do not exceed $10,000,000 or which, in the aggregate, do not exceed $25,000,000;

                   (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except,
              (i) in the case of Blockbuster, the regular quarterly dividend payable on or about April 1, 1994 in an amount not to exceed $.025 per share of Blockbuster Common Stock, (ii) in the case of Blockbuster, other regular quarterly dividends in amounts not in excess of $.025 per share per quarter and payable consistent with past practice, (iii) in the case of Spelling, regular quarterly dividends of $.020 per share per quarter and payable consistent with past practice and (iv) dividends declared and paid by a subsidiary of either Blockbuster (other than Spelling) or Viacom (each such dividend to be declared and paid in the ordinary course of business consistent with past practice);

                   (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than acquisitions by a dividend reinvestment plan or by any Blockbuster Plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws;

                   (e) (i) acquire (for cash or shares of stock) (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any assets, except for such acquisitions which, individually, do not exceed $10,000,000 or which, in the aggregate, do not exceed $25,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (A) indebtedness incurred by Viacom in connection with the proposed acquisition by Viacom of Paramount and












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              in connection with this Agreement and the transactions
              contemplated hereby, (B) indebtedness incurred by Blockbuster in connection with the performance of its obligations under the Subscription Agreement, (C) the refinancing of existing indebtedness, (D) in connection with this Agreement and the transactions contemplated hereby, borrowings under commercial paper programs in the ordinary course of business, (E) borrowings under existing bank lines of credit in the ordinary course of business,
              (F) in the case of Blockbuster, indebtedness resulting from the issuance of debt securities registered pursuant to the Registration Statement on Form S-3, registration number 33-56154, or (G) indebtedness which, in the aggregate, does not exceed $25,000,000; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

                   (f) increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business in accordance with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or executive officer of it or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee; or

                   (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.


                                     ARTICLE VI

                                ADDITIONAL COVENANTS


                   SECTION 6.01.  Access to Information; Confidentiality.
          (a) From the date hereof to the Effective Time, each of Blockbuster and Viacom shall (and shall cause its subsidiaries and officers, directors, employees, auditors and agents to) afford the officers, employees and agents of the other party (the "Respective Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information as may be reasonably requested.

                   (b) All information obtained by Blockbuster or Viacom pursuant to this Section 6.01 shall be kept confidential in accordance with the confidentiality agreement, dated July 1, 1993 (the "Confidentiality Agreement"), between Blockbuster and Viacom.

                   (c) No investigation pursuant to this Section 6.01 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                   SECTION 6.02.  Directors' and Officers'
          Indemnification and Insurance. (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of Viacom on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Blockbuster in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

                   (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of Blockbuster (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of Blockbuster and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under

          Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law).

                   (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time
          (i) the Indemnified Parties may retain Blockbuster's regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Surviving Corporation,
          (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
          Section 6.02 upon learning of any such Claim shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.02, except to the extent such failure materially prejudices the Surviving Corporation's position with respect to such claim), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

                   (d) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Blockbuster (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of Blockbuster) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section

          6.02(d) more than an amount equal to 200% of current annual premiums paid by Blockbuster for such insurance (which premiums Blockbuster represents and warrants to be $756,000 in the aggregate).

                   (e) This Section 6.02 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

                   SECTION 6.03. Notification of Certain Matters. Blockbuster shall give prompt notice to Viacom, and Viacom shall give prompt notice to Blockbuster, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Blockbuster or Viacom, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                   SECTION 6.04. Tax Treatment. Each of Blockbuster and Viacom will use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 7.02(c) and 7.03(c).

                   SECTION 6.05. Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Viacom and Blockbuster shall prepare and file with the SEC a joint proxy statement relating to the meetings of Blockbuster's stockholders and holders of Viacom Class A Common Stock to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement") and (ii) Viacom shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Viacom Common Stock and the VCRs to be issued to the stockholders of Blockbuster pursuant to the Merger. Each of Blockbuster and Viacom shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Viacom Common Stock and VCRs pursuant to the Merger. Each of Blockbuster and Viacom shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of Viacom and Blockbuster shall mail the Proxy Statement to its respective stockholders. The Proxy Statement shall include the recommendation of the Board of Directors of each of Viacom and Blockbuster in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the respective directors of Viacom and Blockbuster, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be such party's regularly engaged independent legal counsel).

                   (b) The information supplied by Viacom for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Viacom and Blockbuster, (iii) the time of each of the Stockholders' Meetings (as defined in Section 6.06), and
          (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Viacom or any of the Viacom Subsidiaries, or their respective officers or directors, should be discovered by Viacom which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Viacom shall promptly inform Blockbuster.

                   (c) The information supplied by Blockbuster for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Blockbuster and Viacom, (iii) the time of each of the Stockholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to










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          Blockbuster or any of the Blockbuster Subsidiaries, or their respective officers or directors, should be discovered by Blockbuster which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Blockbuster shall promptly inform Viacom.

                   (d) Viacom represents and warrants to Blockbuster that the information supplied by and relating to Viacom for inclusion in the Paramount Offer Documents (as defined below) will not, at the time the Paramount Offer Documents are filed with the SEC or are first published, sent or given to stockholders of Paramount, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Paramount Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                   (e) Blockbuster represents and warrants to Viacom that the information supplied by and relating to Blockbuster for inclusion in the Paramount Offer Documents will not, at the time the Paramount Offer Documents are filed with the SEC or are first published, sent or given to stockholders of Paramount, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

                   (f) For the purposes of this Section 6.05, the term "Paramount Offer Documents" shall mean the Tender Offer Statement on Schedule 14D-1 relating to the tender offer by Viacom for shares of common stock of Paramount, the offer to purchase incorporated by reference therein and forms of the related letter of transmittal and any related summary advertisement, together with all supplements and amendments to the foregoing.

                   SECTION 6.06. Stockholders' Meetings. Blockbuster shall call and hold a meeting of its stockholders and Viacom shall call and hold a meeting of the holders of the Viacom Class A Common Stock (collectively, the "Stockholders' Meetings") as promptly as practicable for the purpose of voting upon the approval, in the case of Blockbuster, of the Merger and, in the case of Viacom, of the Viacom Vote Matter, and Viacom and Blockbuster shall use their reasonable best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the

          Registration Statement becomes effective. Blockbuster shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the respective directors of Blockbuster, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be such party's regularly engaged independent legal counsel).

                   SECTION 6.07.  Letters of Accountants.  (a)
          Blockbuster shall use its reasonable best efforts to cause to be delivered to Viacom "comfort" letters of Arthur Andersen, Blockbuster's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Viacom, in form and substance reasonably satisfactory to Viacom and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                   (b) Viacom shall use its reasonable best efforts to cause to be delivered to Blockbuster "comfort" letters of Price Waterhouse, Viacom's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Blockbuster, in form and substance reasonably satisfactory to Blockbuster and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                   SECTION 6.08.  [Intentionally Deleted]

                   SECTION 6.09. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated herein, (ii) make promptly filings with or applications to the Federal Communications Commission (the "FCC") with respect to the transactions contemplated herein, if required and (iii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Viacom and Blockbuster and their respective subsidiaries as are necessary for the consummation of the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                   (b) Each party shall use its best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

                   SECTION 6.10. Debt Instruments. Prior to or at the Effective Time, Blockbuster and each Blockbuster Subsidiary shall use its reasonable best efforts to prevent the occurrence, as a result of the Merger and the other transactions contemplated by this Agreement, of a change in control or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any debt instrument of Blockbuster or any Blockbuster Subsidiary, including, without limitation, debt securities registered under the Securities Act.

                   SECTION 6.11. Public Announcements. Viacom and Blockbuster shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement with a national securities exchange to which Viacom or Blockbuster is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

                   SECTION 6.12. Listing of Shares of Viacom Common Stock and VCRs. Viacom shall use its reasonable best efforts to cause the shares of Viacom Common Stock and the VCRs to be issued in the Merger to be approved for listing on the AMEX prior to the Effective Time.









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                   SECTION 6.13.  Affiliates of Blockbuster.
              (a) Within 30 days after the date of this Agreement, (a) Blockbuster shall deliver to Viacom a letter identifying all persons who may be deemed affiliates of Blockbuster under Rule 145 of the Securities Act ("Rule 145"), including, without limitation, all directors and executive officers of Blockbuster and (b) Blockbuster shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. Blockbuster shall use its reasonable best efforts to obtain as soon as practicable from any person who may be deemed to have become an affiliate of Blockbuster after Blockbuster's delivery of the letter referred to above and prior to the Effective Time, a written agreement substantially in the form of Exhibit 6.13.

              (b) If any stockholder of Blockbuster who is identified by Blockbuster as an affiliate of Blockbuster in accordance with paragraph (a) of this Section 6.13 reasonably determines that such stockholder will not be eligible to sell all of the shares (the "Stockholder Shares") of Viacom Common Stock received by such stockholder in the Merger pursuant to Rule 145(d)(1) in the three month period immediately following the Effective Time, Viacom agrees, if requested by such stockholder, to either, at Viacom's option, (i) take such actions reasonably necessary to register the Stockholder Shares for resale pursuant to the Registration Statement or (ii) promptly after the Effective Time, register the Stockholder Shares pursuant to a registration statement on Form S-3. Viacom shall maintain the effectiveness of any such registration statement (subject to Viacom's right to convert to a Form S-3 registration from the Registrtion Statement at any time) until such time as Viacom reasonably determines that such stockholder will be eligible to sell all of the Stockholder Shares then owned by the Stockholder pursuant to Rule 145(d)(1) in the three month period immediately following the termination of the effectiveness of the applicable registration statement. Viacom's obligations contained in this paragraph (b) shall terminate on the second anniversary of the Effective Time.

                   SECTION 6.14.  Conveyance Taxes.  Viacom and
          Blockbuster shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.










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                   SECTION 6.15.  Assumption of Debt and Leases.  With
          respect to debt issued by Blockbuster under indentures qualified under the Trust Indenture Act of 1939 ("Indentures"), Viacom shall execute and deliver to the trustees, under the respective Indentures, Supplemental Indentures, in form satisfactory to the respective trustees, expressly assuming the obligations of Blockbuster with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all debt securities issued by Blockbuster under the respective Indentures and the due and punctual performance of all the terms, covenants and conditions of the respective Indentures to be kept or performed by Blockbuster, and shall deliver such Supplemental Indentures to the respective trustees under the Indenture. Viacom shall similarly deliver instruments of assumption to the holders of any debt obligations of, holders of warrants of, and the lessors of any real property to, Blockbuster, which debt obligations, warrants or leases expressly require such assumption in order for the Merger to comply with the debt instrument, warrant or lease.

                   SECTION 6.16.  Transactions with Significant
          Stockholder After the Effective Time. From and after the Effective Time and until the tenth anniversary of the Effective Time, the Surviving Corporation shall not enter into any agreement with any stockholder (the "Significant Stockholder") who beneficially owns more than 35% of the then outstanding securities entitled to vote at a meeting of the stockholders of Viacom that would constitute a Rule 13e-3 (as such rule is in effect today) transaction under the Exchange Act with respect to any class of common stock of Viacom (any such transaction being a "Going Private Transaction"), unless Viacom provides in any agreement pursuant to which such Going Private Transaction shall be effected that, as a condition to the consummation of such Going Private Transaction, (a) the holders of a majority of the shares not beneficially owned by the Significant Stockholder that are voted and present (whether in person or by proxy) at the meeting of stockholders called to vote on such Going Private Transaction shall have voted in favor thereof and
          (b) a special committee (the "Special Committee") of the Board of Directors of Viacom comprised solely of the independent directors of Viacom shall have (i) approved the terms and conditions of the Going Private Transaction and shall have recommended that the stockholders vote in favor thereof and
          (ii) received from its financial advisor a written opinion addressed to the Special Committee, for inclusion in the proxy statement to be delivered to the stockholders, and dated the date thereof, substantially to the effect that the consideration to be received by the stockholders (other than the majority











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          stockholder) in the Going Private Transaction is fair to them from a financial point of view. Notwithstanding anything to the contrary in this Section 6.16, the restrictions contained in this Section 6.16 shall not apply to any Significant Stockholder if there exists another stockholder who beneficially owns a greater percentage of outstanding securities entitled to vote at the meeting than the Significant Stockholder.


                                    ARTICLE VII

                                 CLOSING CONDITIONS

                   SECTION 7.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                   (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Viacom or Blockbuster, threatened by the SEC.

                   (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Blockbuster and the Viacom Vote Matter shall have been approved and adopted by the requisite vote of the holders of Viacom Class A Common Stock.

                   (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.











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                   (d)  HSR Act.  The applicable waiting period under the
              HSR Act shall have expired or been terminated.

                   (e) Approvals. Other than the filing of merger documents in accordance with Delaware Law, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Viacom and Blockbuster prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the financial condition (as existing immediately prior to the consummation of the Merger) of (i) Blockbuster and the Blockbuster Subsidiaries, taken as a whole, or (ii) Viacom and the Viacom Subsidiaries, taken as a whole.

                   SECTION 7.02. Additional Conditions to Obligations of Viacom. The obligations of Viacom to effect the Merger and the transactions contemplated herein are also subject to the following conditions:

                   (a) Representations and Warranties. Each of the representations and warranties of Blockbuster contained in this Agreement (including, without limitation,
              Section 6.05), without giving effect to any notification to Viacom delivered pursuant to Section 6.03, shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. Viacom shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Blockbuster to such effect.

                   (b) Agreement and Covenants. Blockbuster shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Viacom shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Blockbuster to that effect.









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





                   (c) Tax Opinion. Viacom shall have received the opinion of Shearman & Sterling, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of Viacom and Blockbuster, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of representation letters from each of Viacom, Blockbuster, and certain stockholders of Blockbuster. The specific provisions of each such representation letter shall be in form and substance satisfactory to each of Shearman & Sterling and Skadden, Arps, Slate, Meagher & Flom, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

                   SECTION 7.03. Additional Conditions to Obligations of Blockbuster. The obligation of Blockbuster to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions:

                   (a) Representations and Warranties. Each of the representations and warranties of Viacom contained in this Agreement (including, without limitation, Section 6.05), without giving effect to any notification made by Viacom to Blockbuster pursuant to Section 6.03, shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except in any case for such failures to be true and correct that would not, individually or in the aggregate, have a Viacom Material Adverse Effect. Blockbuster shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Viacom to such effect.

                   (b) Agreements and Covenants. Viacom shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Blockbuster shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Viacom to that effect.











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                   (c)  Tax Opinion.  Blockbuster shall have received the
              opinion of Skadden, Arps, Slate, Meagher & Flom, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of Viacom and Blockbuster, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
              Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of representation letters from each of Viacom, Blockbuster, and certain stockholders of Blockbuster. The specific provisions of each such representation letter shall be in form and substance satisfactory to each of Shearman & Sterling and Skadden, Arps, Slate, Meagher & Flom, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

                   (d)  Amendments to Viacom's Certificate of
              Incorporation. Viacom shall have filed with the Secretary of State of the State of Delaware a Certificate of Amendment to Viacom's Certificate of Incorporation pursuant to which the Viacom Certificate Amendments shall have become effective.


                                    ARTICLE VIII

                         TERMINATION, AMENDMENT AND WAIVER

                   SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Blockbuster or the approval by the stockholders of Viacom of the issuance of the shares of Viacom Common Stock in accordance with Article II:

                   (a)  by mutual consent of Blockbuster and Viacom;

                   (b) by Viacom, upon a breach of any representation, warranty, covenant or agreement on the part of Blockbuster set forth in this Agreement, or if any representation or warranty of Blockbuster shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would be incapable of being satisfied by September 30, 1994 (or as otherwise extended); provided










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              that, in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

                   (c)  by Blockbuster, upon a breach of any
              representation, warranty, covenant or agreement on the part of Viacom set forth in this Agreement, or if any representation or warranty of Viacom shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would be incapable of being satisfied by September 30, 1994 (or as otherwise extended); provided that, in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this
              Section 8.01(c);

                   (d) by either Viacom or Blockbuster, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

                   (e) by either Viacom or Blockbuster, if the Merger shall not have been consummated before September 30, 1994; provided, however, that this Agreement may be extended by written notice of either Viacom or Blockbuster to a date not later than November 30, 1994, if the Merger shall not have been consummated as a direct result of Viacom or Blockbuster having failed, by September 30, 1994, to receive all required regulatory approvals or consents with respect to the Merger;

                   (f) by either Viacom or Blockbuster, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Blockbuster or, with respect to Blockbuster only, Viacom at the Stockholders' Meetings;

                   (g) by Viacom, if (i) the Board of Directors of Blockbuster shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Viacom or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Blockbuster shall have recommended to the shareholders of Blockbuster a Competing Transaction (as defined below); (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Blockbuster is commenced, and the Board of Directors of Blockbuster recommends that the stockholders of Blockbuster tender their shares in such tender or exchange offer; or (iv) any person shall have acquired beneficial ownership







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





              or the right to acquire beneficial ownership of or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 25% of the then outstanding shares of capital stock of Blockbuster; and

                   (h) by Blockbuster, if the Board of Directors of Blockbuster (x) fails to make or withdraws or modifies its recommendation referred to in Section 6.05(a) if there exists at such time a tender offer or exchange offer or a proposal by a third party to acquire Blockbuster pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction or (y) recommends to Blockbuster's stockholders approval or acceptance of any of the foregoing, in each case only if the Board of Directors of Blockbuster, after consultation with and based upon the advice of independent legal counsel (who may be such party's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of Blockbuster to comply with its fiduciary duties to stockholders under applicable law.

                   The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated under the Agreement) involving a party hereto or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of such party or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire











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




          beneficial ownership of, 25% or more of the then outstanding shares of capital stock of such party; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                   SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of Blockbuster or Viacom or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                   SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Blockbuster or Viacom, no amendment, which under applicable law may not be made without the approval of the stockholders of Blockbuster or Viacom, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                   SECTION 8.04. Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
          (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                   SECTION 8.05. Fees, Expenses and Other Payments. (a) Subject to paragraph (b) of this Section 8.05, all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided, however, that all costs and expenses related to printing, filing and mailing the












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          Registration Statement and the Proxy Statement and all SEC and
          other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement shall be borne equally by Blockbuster and Viacom.

                   (b) Blockbuster agrees that if this Agreement shall be terminated pursuant to (i) Section 8.01(b); (ii)
          Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Blockbuster at the meeting of stockholders of Blockbuster called to vote thereon and at the time of such meeting there shall exist a Competing Transaction; or (iii)
          Section 8.01(g)(i), (ii) or (iii) or Section 8.01(h) and at the time of such termination there shall exist a Competing Transaction and the terms of such Competing Transaction provide that Blockbuster's stockholders shall receive consideration having a higher per share value than the consideration per share payable to Blockbuster's stockholders under this Agreement then in any such event Blockbuster shall pay to Viacom an amount equal to Viacom's Expenses; provided, however, that in no event shall Blockbuster be obligated to pay any of Viacom's Expenses exceeding $50,000,000. For purposes of this
          Section 8.05(b), the per share value of the consideration payable to the Blockbuster stockholders under this Agreement and under the terms of the Competing Transaction shall be the blended weighted average price per share determined as of the close of business on the business day prior to the date this Agreement is terminated.

                   (c)  Any payment required to be made pursuant to
          Section 8.05(b) shall be made as promptly as practicable but not later than five business days after the delivery by Viacom to Blockbuster of a statement setting forth any of Viacom's Expenses in reasonable detail and shall be made by wire transfer of immediately available funds to an account designated by Viacom.


                                     ARTICLE IX

                                 GENERAL PROVISIONS

                   SECTION 9.01. Effectiveness of Representations, Warranties and Agreements. (a) Except as set forth in
          Section 9.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or










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          directors, whether prior to or after the execution of this
          Agreement.

                   (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII; except that the agreements set forth in Articles I, II and IX and Sections 6.02 and 6.16 shall survive the Effective Time and those set forth in Sections 6.01(b), 8.02 and 8.05 and Article IX hereof shall survive termination.

                   (c) Notwithstanding anything to the contrary in this Agreement, no action taken by Viacom in connection with the acquisition of Paramount, or effect thereof, shall cause any breach of a representation, warranty or covenant under this Agreement.

                   SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile numbers specified below:

                   (a)  If to Viacom:

                        Viacom Inc.
                        1515 Broadway
                        New York, New York 10036

                        Attention:  Senior Vice President,
                                    General Counsel and Secretary

                        Facsimile No.:  (212) 258-6134


                        with a copy to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, NY  10022

                        Attention:  Stephen R. Volk, Esq.

                        Facsimile No.:  (212) 848-7179









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                   (b)  If to Blockbuster:

                        Blockbuster Entertainment
                        Corporation
                        One Blockbuster Plaza
                        Fort Lauderdale, Florida 33301-1860

                        Attention:  Vice President,
                                    General Counsel and Secretary

                        Facsimile No.:  (305) 852-3939

                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom
                        919 Third Avenue
                        New York, New York  10022

                        Attention:  Roger S. Aaron, Esq.

                        Facsimile No.:  (212) 735-2001


                   SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                   (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                   (b) "beneficial owner", with respect to any shares of Blockbuster Common Stock, means, unless otherwise defined herein, a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its










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              affiliates or associates, or any person with whom such
              person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

                   (c) "business day" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the New York Stock Exchange is closed;

                   (d) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

                   (e) "subsidiary" or "subsidiaries" of Blockbuster, Viacom, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Blockbuster, Viacom, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                   SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                   SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                   SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibit, the Blockbuster Disclosure Schedule, the Viacom Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                   SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

                   SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 6.02 and 6.16), is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                   SECTION 9.09. Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the Merger and the rights of the stockholders of Blockbuster and Viacom, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                   SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                   IN WITNESS WHEREOF, Viacom and Blockbuster have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


          ATTEST:                          VIACOM INC.


          By                               By
            Name:                            Name:
            Title:                           Title:


          ATTEST:                          BLOCKBUSTER ENTERTAINMENT
                                             CORPORATION


          By                               By
            Name:                            Name:
            Title:                           Title:

                                                 ANNEX A




                          VARIABLE COMMON RIGHTS ("VCRs")


                                     Term Sheet

          Issuer:                      Viacom, Inc.

          No. of VCRs to
            be issued:                 One VCR per Blockbuster Share
                                       issued and outstanding at the time
                                       of the Merger, including
                                       Blockbuster Shares subject to
                                       outstanding employee stock
                                       options.

          Maturity:                    First anniversary of Merger.

          Trading/Listing:             VCRs will be certificated and
                                       trade separately from Viacom
                                       Common Shares.  Viacom will use
                                       best efforts to list VCRs on AMEX
                                       or such other exchange on which
                                       its shares are then listed.

          Payout:                      In the ninety trading day period
                                       immediately preceding Maturity
                                       (the "Valuation Period"), a value
                                       for Viacom B Common Shares ("B
                                       Share Value") will be determined.
                                       The B Share Value will equal the
                                       average closing price on the AMEX
                                       (or such other exchange on which
                                       such shares are then listed) for a
                                       Viacom B Common Share during any
                                       30 consecutive trading days in the
                                       Valuation Period which yield the
                                       highest such average closing
                                       price.

                                       Subject to the dilution protection
                                       mentioned below, each VCR will
                                       represent a fraction of one Viacom
                                       B Common Share, such fraction to
                                       be determined based upon the B
                                       Share Value, as set forth below:

          B Share Value                Value of VCR*

          $0 to $35.99                 .13829

          $36 to $40                     30 - .32    - .08 - .60615
                                       B Share Value

          $40.01 to $47.99             .05929

          $48 to $52                     36 - .32    - .08 - .60615
                                       B Share Value

          $52.01 and above             0

          Maximum Payout:              .13829 of one Viacom B Common Share.

          Minimum Payout:              0

          General Market Adjustment:   The dollar amounts set forth in the
                                       table above under "B Share Value" will
                                       be reduced by a percentage equal to any
                                       percentage decline in excess of 25% in
                                       the S&P 400 Index from the Merger to
                                       Maturity.

          Limitation on Payout:        Notwithstanding the table above, if at
                                       any time during the period from the
                                       Merger to Maturity the average closing
                                       price for a Viacom B Common Share on
                                       AMEX (or such other exchange on which
                                       such shares are then listed) for any 30
                                       consecutive trading days is:

                                       (a) above $40, then the maximum payout,
                                       if any, for each VCR will equal .05929
                                       of one Viacom B Common Share; or

                                       (b) above $52, then the VCRs will have
                                       no value and will automatically
                                       terminate.







          *  Expressed as a fraction of one Viacom B Common Share

          Dilution Protection          The number of Viacom B Shares
                                       represented by each VCR will be
                                       adjusted to appropriately reflect
                                       any distribution or dividend paid
                                       in Viacom B Shares and any
                                       combination, split or
                                       reclassification of Viacom B
                                       Shares.


          Determination of             For purposes of determining any
          Trading Period               period of consecutive trading
                                       days, trading days shall not be
                                       included if, (i) during the
                                       first month following the
                                       Effective Time, fewer than
                                       400,000 shares of Viacom B
                                       Shares trade, (ii) during the
                                       second month following the
                                       Effective Time, fewer than
                                       300,000 shares of Viacom B
                                       Shares trade, (iii) during the
                                       third month following the
                                       Effective Time, fewer than
                                       250,000 shares of Viacom B
                                       Shares trade and (iv) from and
                                       after the first day of the
                                       fourth month following the
                                       Effective Time, fewer than
                                       200,000 shares of Viacom B
                                       Shares trade.

                                       Neither Viacom Inc., National
                                       Amusements Inc. nor any of
                                       their affiliates shall trade
                                       in Viacom B Shares during
                                       the  period  from  the
                                       Merger to Maturity, except for
                                       benefit plan purposes.

                                                            EXHIBIT 6.13



                              FORM OF AFFILIATE LETTER





          Viacom Inc.
          1515 Broadway
          New York, New York 10036

          Gentlemen:

                   I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Blockbuster Entertainment Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of January 7, 1994 (the "Agreement"), between Viacom Inc., a Delaware corporation ("Viacom"), and the Company, the Company will be merged with and into Viacom (the "Merger").

                   As a result of the Merger, I may receive (A) shares of
          (i) Class A Common Stock, par value $.01 per share, of Viacom (the "Viacom Class A Common Stock") and (ii) Class B Common Stock, par value $.01 per share, of Viacom (the "Viacom Class B Common Stock"; and, together with the Viacom Class A Common Stock, the "Viacom Common Stock") and (B) VCRs (as defined in the Agreement) (the VCRs, together with the Viacom Common Stock, being the "Viacom Securities"). I would receive such Viacom Securities in exchange for, respectively, shares (or options for shares) owned by me of common stock, par value $.10 per share, of the Company (the "Company Common Stock").

                   I represent, warrant and covenant to Viacom that in the event I receive any Viacom Securities as a result of the
          Merger:

                   A. I shall not make any sale, transfer or other disposition of the Viacom Securities in violation of the Act or the Rules and Regulations.

                   B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Viacom Common Stock to the extent I felt necessary, with my counsel or counsel for the Company.

                   C. I have been advised that the issuance of Viacom Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Viacom Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Viacom Securities issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act,
              (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Viacom, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                   D. I understand that Viacom is under no obligation to register the sale, transfer or other disposition of the Viacom Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

                   E. I also understand that there will be placed on the certificates for the Viacom Securities issued to me, or any substitutions therefor, a legend stating in substance:

                   "THE [SHARES] [RIGHTS] REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE [SHARES] [RIGHTS] REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT

              DATED           , 1994 BETWEEN THE REGISTERED HOLDER HEREOF
              AND VIACOM INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF VIACOM INC."

                   F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Viacom reserves the right to put the following legend on the certificates issued to my transferee:

                   "THE [SHARES] [RIGHTS] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTIONTO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE [SHARES] [RIGHTS] HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                   It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Viacom a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably satisfactory to Viacom, in form and substance reasonably satisfactory to Viacom, to the effect that such legend is not required for purposes of the Act.

                   Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                              Very truly yours,




                                              Name:

          Accepted this     day of
                , 1994, by

          VIACOM INC.

          By
            Name:
            Title:

                               Index of Defined Terms




                                                         Section

          affiliate                                   SECTION 9.03
          Agreement                                   PREAMBLE
          AMEX                                        SECTION 2.02
          beneficial owner                            SECTION 9.03
          Blockbuster                                 PREAMBLE
          Blockbuster Common Stock                    SECTION 2.01
          Blockbuster Disclosure Schedule             SECTION 3.03
          Blockbuster Material Adverse Effect         SECTION 3.01
          Blockbuster 1992 Balance Sheet              SECTION 3.12
          Blockbuster Plans                           SECTION 3.10
          Blockbuster Preferred Stock                 SECTION 3.03
          Blockbuster SEC Reports                     SECTION 3.07
          Blue Sky Laws                               SECTION 3.05
          Blockbuster Stock Option                    SECTION 3.03
          Blockbuster Subsidiary                      SECTION 3.01
          business day                                SECTION 9.03
          Certificate of Merger                       SECTION 1.03
          Certificates                                SECTION 2.02
          Class A Exchange Ratio                      SECTION 2.01
          Class B Exchange Ratio                      SECTION 2.01
          Code                                        RECITALS
          Communications Act                          SECTION 3.05
          Competing Transaction                       SECTION 8.01
          Confidentiality Agreements                  SECTION 6.01
          control                                     SECTION 9.03
          Delaware Law                                RECITALS
          Dissenting Shares                           SECTION 2.05
          Effective Time                              SECTION 1.03
          ERISA                                       SECTION 3.10
          Exchange Act                                SECTION 3.05
          Exchange Agent                              SECTION 2.02
          Exchange Fund                               SECTION 2.02
          Exchange Ratios                             SECTION 2.01
          FCC                                         SECTION 6.09
          Governmental Entity                         SECTION 3.05
          HSR Act                                     SECTION 3.05
          IRS                                         SECTION 3.10
          Material Blockbuster Subsidiary             SECTION 3.01
          Material Viacom Subsidiary                  SECTION 4.01
          Merger                                      RECITALS
          Merger Consideration                        SECTION 2.02

                          Index of Defined Terms (cont'd)




                                                         Section

          Merrill Lynch                               SECTION 3.13
          Parent Voting Agreement                     RECITALS
          Paramount                                   SECTION 5.01
          Paramount Offer Documents                   SECTION 6.05
          Proxy Statement                             SECTION 6.05
          Registration Statement                      SECTION 6.05
          Respective Representatives                  SECTION 6.01
          SEC                                         SECTION 3.01
          Securities Act                              SECTION 3.05
          Smith Barney                                SECTION 4.13
          Spelling                                    SECTION 3.07
          Stockholders' Meetings                      SECTION 6.06
          subsidiary                                  SECTION 9.03
          Surviving Corporation                       SECTION 1.01
          VCRs                                        SECTION 2.01
          VCR Exchange Ratio                          SECTION 2.01
          Viacom                                      PREAMBLE
          Viacom Certificate Amendments               SECTION 4.04
          Viacom Class A Common Stock                 RECITALS
          Viacom Class B Common Stock                 SECTION 2.01
          Viacom Common Stock                         SECTION 2.01
          Viacom Disclosure Schedule                  SECTION 4.03
          Viacom International                        SECTION 4.07
          Viacom Material Adverse Effect              SECTION 4.01
          Viacom 1992 Balance Sheet                   SECTION 4.12
          Viacom Plans                                SECTION 4.10
          Viacom Preferred Stock                      SECTION 4.03
          Viacom SEC Reports                          SECTION 4.07
          Viacom Subsidiary                           SECTION 4.01
          Viacom Vote Matter                          SECTION 4.04
          WARN                                        SECTION 3.10